CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A PREFERRED STOCK
OF
ROCKY MOUNTAIN INDUSTRIALS, INC.

Rocky Mountain Industrials, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board of Directors" or the "Board") by the Company's Amended and Restated Articles of Incorporation (as subsequently amended from time to time, the "Articles of Incorporation") and pursuant to the provisions of Nevada Revised Statutes, the Board of Directors, by unanimous consent taken on April 15, 2021, adopted the following resolution (which has not been modified, altered or amended and is presently in full force and effect) providing for the designation, rights, preferences, qualifications, limitations and restrictions of Series A Preferred Stock (as defined below):

WHEREAS, the Articles of Incorporation of the Company authorizes fifty million (50,000,000) shares of preferred stock, par value $.001 per share, of the Company (the "Preferred Stock") issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized by the Articles of Incorporation to establish and fix from time to time the number of shares to be included in any series of Preferred Stock and the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate 118.47 shares of the authorized Preferred Stock as Series A-1 Convertible Preferred Stock, par value $.001 per share, Series A-2 Convertible Preferred Stock, par value $.001 per share, and Series A-3 Convertible Preferred Stock, par value $.001 per share (collectively, the "Series A Preferred Stock"), with the specific amounts of authorized Preferred Stock designated as each such series to be as set forth below, and further fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to such Series A Preferred Stock as follows:

1. Designation and Amount; Rank.

(a) Designation and Amount. Of the 118.47 shares of authorized Series A Preferred Stock created hereby, 48.27 shall be designated the Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock"), 19.45 shall be designated the Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred Stock"), and 50.75 shall be designated the Series A-3 Convertible Preferred Stock (the "Series A-3 Preferred Stock". The rights, preferences, qualifications, limitations, restrictions and other matters relating to the Series A Preferred Stock are as set forth herein.

(b) Rank. The Series A Preferred Stock shall rank, with respect to dividend rights and to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a "Liquidation Event"), (a) senior in preference and priority to the Class A Common Stock, par value $.001 of the Company, and Class B Common Stock, par value $0.001 of the Company (collectively, the "Common Stock") and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event or Deemed Liquidation Event (as defined in Section 3(b) below) (collectively, "Junior Securities"), (b) on parity, without preference or priority, with the Series A Preferred Stock and with each other class or series of

equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event or Deemed Liquidation Event (collectively, "Parity Securities"), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event or Deemed Liquidation Event (collectively, "Senior Securities").

(c) Original Issue Price. The "Series A Original Issue Price" shall mean $100,000 per share, subject to adjustment in the event of any recapitalization, stock dividend, stock split, combination or other similar event with respect to the Series A Preferred Stock.

(d) Original Issue Date. The "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock is first issued.

2. Dividends. From and after the Original Issue Date of any Series A-1 Preferred Stock or Series A-2 Preferred Stock, dividends at the rate per annum of $8,000 per share shall accrue on such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in this Section 2 and Section 3, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay such Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Class B Common Stock payable in shares of Class B Common Stock and dividends on Parity Securities or Senior Securities in accordance with the dividend rights established with respect to such class or series of securities) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock and Series A-2 Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (as applicable) and not previously paid and (ii) (A) in the case of a dividend on Class B Common Stock or any class or series that is convertible into Class B Common Stock, that dividend per share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (as applicable) as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class B Common Stock and (2) the number of shares of Class B Common Stock issuable upon conversion of a share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (as applicable), in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Class B Common Stock, at a rate per share of Series A-1 Preferred Stock and Series A-2 Preferred Stock (as applicable) determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-1 Preferred Stock and Series A-2 Preferred Stock dividend.

3. Liquidation or Deemed Liquidation.

(a) Preferential Payments to Holders of Series A Preferred Stock. Subject to the rights of any Parity Securities and Senior Securities, in the event of any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the applicable Original Issue Price, plus any unpaid Accruing Dividends, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class B Common Stock pursuant to Section 5 immediately prior to such Liquidation Event or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the "Liquidation Amount"). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 3, the holders of shares of Series A Preferred Stock shall (subject to the rights of any Parity Securities or Senior Securities) share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a "Deemed Liquidation Event" unless the holders of at least a majority of the outstanding shares of Preferred Stock (the "Requisite Holders") elect otherwise by written notice sent to the Company at least ten (10) days prior to the effective date of any such event:

(1) a merger or consolidation in which (x) the Company is a constituent party or (y) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2) (x) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (y) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(ii) Effecting a Deemed Liquidation Event.

(1) The Company shall not have the power to effect a Deemed Liquidation Event referred to in Section 3(b)(i)(1)(x) unless the agreement or plan of merger or consolidation for such transaction (the "Merger Agreement") provides that the consideration payable to the stockholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Company in accordance with Sections 3(a).

(2) In the event of a Deemed Liquidation Event referred to in Section 3(b)(i)(1)(x) or 3(b)(i)(2), if the Company does not effect a dissolution of the Company under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Nevada law governing distributions to stockholders (the "Available Proceeds"), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder's shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3(b)(ii)(2), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(c) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Company, including at least one (1) Preferred Director (as defined herein).

(d) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 3(b)(i)(1), if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the "Additional Consideration"), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the "Initial Consideration") shall be allocated among the holders of capital stock of the Company in accordance with Section 3(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such

contingencies shall be allocated among the holders of capital stock of the Company in accordance with Section 3(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Voting Rights. Except in the case of the election of Directors of the Company, and except as otherwise expressly provided in this Certificate of Designations or as otherwise required by law, (a) each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company together with the holders of Class B Common Stock and shall be entitled to that number of votes equal to the number of shares of Class B Common Stock into which the holder's shares of Series A Preferred Stock could then be converted at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series A Preferred Stock and Class B Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the holders of Class B Common Stock of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Class B Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Company shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

5. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing (i) the sum of the Series A Original Issue Price and all then-unpaid Accruing Dividends by (ii) the Applicable Conversion Price (as defined below) in effect at the time of conversion. The Applicable Conversion Price at which shares of Class B Common Stock shall be deliverable upon conversion of Series A-1 Preferred Stock without the payment of additional consideration by the holder thereof (the "A-1 Conversion Price") shall initially be $25.00 per share; the Applicable Conversion Price at which shares of Class B Common Stock shall be deliverable upon conversion of Series A-2 Preferred Stock without the payment of additional consideration by the holder thereof (the "A-2 Conversion Price") shall initially be $21.00 per share; and the Applicable Conversion Price at which shares of Class B Common Stock shall be deliverable upon conversion of Series A-3 Preferred Stock without the payment of additional consideration by the holder thereof (the "A-3 Conversion Price") shall initially be $15.00 per share. As used herein, "Applicable Conversion Price", shall mean the A-1 Conversion Price, the A-2 Conversion Price or the A-3 Conversion Price, as applicable. Such initial Applicable Conversion Prices, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below.

(b) Automatic Conversion. Upon the consummation of an underwritten public offering, public uplist, or qualified equity issuance of at least $10,000,000 in gross proceeds and a minimum price per share of $25.00 for the Company's Common Stock (or an as-converted equivalent price per share subject to adjustments for stock dividends, splits, combinations or similar events) (a "Qualified Offering"), each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Class B Common Stock at the then effective conversion rate as calculated pursuant to Section 5(a) above.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company at its election shall round up to the next whole share of Common Stock for each fractional share to which the holder would otherwise be entitled, on the basis of the aggregate share holdings of the holder.

(d) Reservation of Shares. The Company shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Class B Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary so that the Company may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Applicable Conversion Price.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, whether by way of a stock split or a stock split by way of a stock dividend, the Applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the

determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than as otherwise adjusted in this Section 5), in cash otherwise than out of retained earnings, in stock or other securities of other persons, in evidences of indebtedness issued by the Company or other persons, in assets (excluding cash dividends) or in options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other assets of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities and other assets receivable by them as aforesaid during such period giving application to all adjustments called for during such period (subject to all other adjustments called for during such period under this Section 5), under this paragraph with respect to the rights of the holders of Series A Preferred Stock.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Class B Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class B Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(i) Adjustment for Merger or Reorganization or Sale of Assets. Subject to Section 3, in case of any consolidation or merger of the Company with or into another corporation or other entity or the sale of all or substantially all of the assets of the Company to another corporation or other entity, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(k) No Duplication. If any action would require adjustment of the Applicable Conversion Price pursuant to more than one of the provisions described in this Section 5 in a manner such that adjustments are duplicative, only one such adjustment shall be made.

(l) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(m) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Applicable Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and, in the case of adjustments amounting to a more than five percent (5%) change in the Applicable Conversion Price, furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(n) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken of the purpose of such dividend or distribution.

6. Redemption. Shares of Series A Preferred Stock are not redeemable, except as set forth in Section 3(b)(ii)(2) hereof.

7. Miscellaneous.

(a) Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

(b) Retirement and Cancellation of Shares. Shares of Series A Preferred Stock which have been converted or otherwise cancelled shall be deemed to have been retired and cancelled and, following the filing of any certificates required by applicable law, have the status of authorized and unissued shares of Series A Preferred Stock.

(c) Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series A Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series A Preferred Stock.

(d) Severability. If any provision of this Certificate of Designations shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Certificate of Designations.

(e) Captions. The caption headings of the sections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the vote or written consent of the holders of at least a majority of the Series A Preferred Stock, authorize or issue any equity security senior to the Series A Preferred Stock to dividend rights or redemption rights or liquidation preferences. Furthermore, the Company shall not amend its Articles of Incorporation or Bylaws in a manner that would alter or change the rights, preferences or privileges of Series A Preferred Stock without the approval of the holders of at least a majority of the Series A Preferred Stock. Written consent of the holders of a majority of the Series A Preferred Stock shall be required for (a) any merger, consolidation, or other corporate reorganization, or (b) any transaction or series of transactions in which in excess of 50% of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by it undersigned duly authorized officer this 15th day of April __, 2021.

ROCKY MOUNTAIN INDUSTRIALS, INC.

Heidi Kelly

Name:

Title: Executive Vice President